Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grasshopper Group, LLC 2015 Restricted Unit Plan of our reports dated February 18, 2016, with respect to the consolidated financial statements and schedules of Citrix Systems, Inc. and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

February 18, 2016